Exhibit 16.1

Jewett, Schwartz, Wolfe & Associates
 Certified Public Accountants
 200 S Park Road
 Suite 150
 Hollywood, FL 33021

March 10, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Zolon Corporation’s Current Report on Form 8-K dated March 13, 2011, and are in agreement with the disclosures therein, insofar as they pertain to our firm, Jewett, Schwartz, Wolfe & Associates.  We have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Jewett, Schwartz, Wolfe & Associates

Jewett, Schwartz, Wolfe & Associates